CapLease, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges

(dollars in thousands)	Year ended December 31,
	2010	2009	2008	2007	2006
Earnings:
Net income (loss)	$(13,140)	$(13,967)	$(23,164)	$(2,505)	$7,249
Interest expense	84,850	90,270	98,217	96,419	62,350
Portion of rental expense representing interest	145	182	216	248	140
Total earnings	$71,855	$76,485	$75,269	$94,162	$69,739

Fixed Charges:
Interest expense	$84,850	$90,270	$98,217	$96,419	$62,350
Portion of rental expense representing interest	145	182	216	248	140
Total	$84,995	$90,452	$98,433	$96,667	$62,490

Ratio of Earnings to Fixed Charges	0.85	0.85	0.78	0.97	1.12

CapLease, Inc. and Subsidiaries
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in thousands)	Year ended December 31,
	2010	2009	2008	2007	2006
Earnings:
Net income (loss)	$(13,140)	$(13,967)	$(23,164)	$(2,505)	$7,249
Interest expense	84,850	90,270	98,217	96,419	62,350
Portion of rental expense representing interest	145	182	216	248	140
Total earnings	$71,855	$76,485	$75,269	$94,162	$69,739

Combined Fixed Charges and Preference Dividends:
Interest expense	$84,850	$90,270	$98,217	$96,419	$62,350
Portion of rental expense representing interest	145	182	216	248	140
Preferred Stock Dividends	5,618	2,844	2,844	2,844	2,844
Total	$90,613	$93,296	$101,277	$99,511	$65,334

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.79	0.82	0.76	0.95	1.07